Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-49305) of Humana Inc. of our report dated June 7, 2002 relating to the financial statements and supplemental schedules of the Humana Puerto Rico 1165(e) Retirement Plan as of and for the years ended December 31, 2001 and 2000 which appear in this Form 11-K.

    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Louisville, Kentucky
June 21, 2002